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                            PACIFIC GLOBAL FUND, INC.

                                   RULE 18F-3
                               MULTIPLE CLASS PLAN
                                  (THE "PLAN")

                                DECEMBER 16, 1997
                         AS AMENDED _____________, 2002

         Pacific Global Fund, Inc. (the "Corporation"), a series-type, registered open-end management investment company that consists of the separately managed series listed on SCHEDULE A hereto, as such SCHEDULE A may be amended from time to time (each a "Portfolio" and, collectively, the "Portfolios"), has elected to rely on Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), in offering multiple classes of shares in each Portfolio and in each hereafter created series.

A.       ATTRIBUTES OF SHARE CLASSES

         1. The rights of each class of the Portfolios shall be as set forth in the respective Certificate of Class Designation for each class (each a "Certificate"), as each such Certificate is approved by the Corporation's Board of Directors and attached hereto as SCHEDULES B-1 AND B-2.

         2. With respect to each class of shares created hereunder, each share of a Portfolio will represent an equal PRO RATA interest in the Portfolio and will have identical rights and obligations, except that: (i) each class will have a different class name (or other designation) that identifies the class as separate from any other class; (ii) each class will separately bear any fees ("Rule 12b-1 Fees") imposed in connection with a plan adopted pursuant to Rule 12b-1 under the 1940 Act (a "Rule 12b-1 Plan"), which may include a service fee, as described in the Corporation's prospectus or statement of additional information as from time to time in effect (the "Prospectus") and will separately bear any other service fees ("Service Fees") that are made under any servicing agreement entered into with respect to that class, which are not contemplated by or within the scope of the Rule 12b-1 Plan; (iii) each class may bear, consistent with rulings and other published statements of position by the Internal Revenue Service, the expenses of the Portfolio's operations which are directly attributable to such class ("Class Expenses"); and (iv) shareholders of the class will have exclusive voting rights regarding the Rule 12b-1 Plan and the servicing agreements relating to such class, and will have separate voting rights on any matter submitted to shareholders in which the interests of that class differ from the interests of any other class.

B.       EXPENSE ALLOCATIONS

         1.       Expenses of each class shall be allocated as follows:
(i) any Rule 12b-1 Fees relating to each class of shares associated with any Rule 12b-1 Plan or any Service Fees relating to each class

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of shares are (or will be) borne exclusively by that class; (ii) any incremental transfer agency fees relating to a particular class are (or will be) borne exclusively by that class; and (iii) Class Expenses relating to a particular class are (or will be) borne exclusively by that class.

         2. Non-class specific expenses shall be allocated in accordance with Rule 18f-3(c) promulgated under the 1940 Act.


C.       AMENDMENT OF PLAN; PERIODIC REVIEW

         1. This Plan shall be amended to describe properly (through additional schedules hereto) each new class of shares, upon the approval of each new class by the Corporation's Board of Directors.

         2. The Board of Directors of the Corporation, including a majority of the Directors who are not "interested persons" of the Corporation (as defined in the 1940 Act), must approve any material amendment of the Plan as it relates to any class of any Portfolio covered by the Plan.

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                                   SCHEDULE A

                            PACIFIC GLOBAL FUND, INC.

                               NAMES OF PORTFOLIOS

                           Government Securities Fund
                             Income and Equity Fund
                                 Balanced Fund
                                 Small Cap Fund
                                  Growth Fund
                              Multi-Cap Value Fund




Date:      ___________________, 2002


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